Exhibit 99.1

FOR IMMEDIATE RELEASE Press Contact: Jeff Norman Extra Space Storage (801) 365-1759 jnorman@extraspace.com

Extra Space Storage Inc. Announces Changes to Executive Team and Board of Directors

SALT LAKE CITY– July 7, 2015 – Extra Space Storage Inc. (NYSE:EXR) (the “Company”) announced today a realignment of its executive team. Charles L. Allen, the Company’s Executive Vice President and Chief Investment Officer (“CIO”), will step down as CIO. Mr. Allen will continue in his duties as an Executive Vice President focusing on strategy and execution of complex transactions, including acquisitions involving operating partnership units. Mr. Allen has been part of the Company’s management team since 1998, and has served as General Counsel, Chief Legal Officer (“CLO”) and CIO. The Company has appointed Joseph D. Margolis, as the Company’s CIO effective immediately.

Mr. Margolis has served as a member of the Company’s board of directors since February 2005 and will resign from the board in connection with joining the Company as CIO. Concurrently with his resignation from the board, Mr. Margolis is resigning from the Audit Committee and the Compensation, Nominating and Governance Committee of the board. From 2011 until his appointment as the Company’s CIO, Mr. Margolis served as Senior Managing Director and Partner at Penzance Properties in the Washington, D.C. metro area. Previously, Mr. Margolis was a co-founding partner of Arsenal Real Estate Funds from 2004 through 2011. Before forming Arsenal, Mr. Margolis held senior positions at Prudential Real Estate Investors from 1992 to 2004 in portfolio management, capital markets and as General Counsel. Mr. Margolis is a graduate of Harvard College and Columbia University School of Law.

On July 3, 2015, the Company’s board of directors appointed Gary B. Sabin to the board. Mr. Sabin has served as Chairman and Chief Executive Officer of Excel Trust, Inc., a retail focused REIT, since its formation in December 2009. Since October 2003, Mr. Sabin has served as Chairman, Chief Executive Officer and President of Excel Realty Holdings. From September 2001 to October 2003, Mr. Sabin served as Co-Chairman and Chief Executive Officer of Price Legacy Corporation. He has been active for over 35 years in diverse aspects of the real estate industry. Mr. Sabin received a Master’s Degree in Management from Stanford University as a Sloan Fellow and a Bachelor of Science in Finance from Brigham Young University.

“Charley Allen has been a key executive over the past 17 years,” commented Spencer F. Kirk, the Company’s CEO. “He was instrumental in taking Extra Space public, and he played a key role in the acquisition of Storage USA. Charley has been integral to the development of our national portfolio, with over 1,000 stores added under his leadership as CLO and CIO. Clearly, we are excited to welcome Joe Margolis to our executive team and Gary Sabin to our board, both of whom bring a wealth of expertise to the Company.”

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws, including, without limitation, statements related to the realignment of the Company’s executive team. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements. All forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements apply only as of the date of this release. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, is a fully integrated, self-administered and self-managed real estate investment trust. As of June 30, 2015, the Company owned and/or operated 1,146 self-storage properties in 35 states, Washington, D.C. and Puerto Rico. The Company’s properties comprise approximately 775,000 units and approximately 85.0 million square feet of rentable storage space offering customers conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States.

For more information, please visit www.extraspace.com.

# # #